Exhibit (a)(8)

Contact:	W. Douglas Benn Chief Financial Officer (770) 399-9595

RARE HOSPITALITY INTERNATIONAL, INC. RECEIVES THE REQUISITE CONSENTS PURSUANT TO ITS CONSENT SOLICITATION FOR ITS 2.5% CONVERTIBLE NOTES DUE 2026

ATLANTA – (September 24, 2007) – RARE Hospitality International, Inc. (Nasdaq: RARE) announced today that it has received the requisite consents from holders of its 2.5% Convertible Senior Notes due 2026 (CUSIP No. 753820AB5 and CUSIP No. 753820AA7) (the “Notes”) to amend (i) the registration rights agreement, dated as of November 22, 2006 (the “Registration Rights Agreement”), by and between RARE and the several initial purchasers of the Notes, and (ii) the indenture, dated as of November 22, 2006 (the “Indenture”), between RARE and The Bank of New York Trust Company, N.A., as trustee, governing the Notes (the “Proposed Amendments”).

The Proposed Amendments will permit RARE to terminate the Registration Rights Agreement without the further consent of the parties thereto and to amend certain provisions of the Indenture regarding the disclosure of RARE information.

RARE intends to enter into (i) a supplemental indenture to the Indenture, and (ii) an amendment to the Registration Rights Agreement, in each case to effect the Proposed Amendments described more fully in the Consent Solicitation, dated August 31, 2007. Once the supplemental indenture and amendment to the Registration Rights Agreement become operative, they will be binding upon all holders of the Notes, including those holders who did not consent to the Proposed Amendments.

This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of consents with respect to, any Notes. The consent solicitation was made solely pursuant to the Consent Solicitation and related Consent Form.

RARE Hospitality International, Inc., headquartered in Atlanta, GA, currently owns, operates and franchises 322 restaurants, including 291 LongHorn Steakhouse restaurants and 29 Capital Grille restaurants.

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